Exhibit 23.7

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bed, Bath & Beyond, Inc. of our report dated June 2, 2026, relating to the financial statements of The Container Store Group, Inc., which appears in Bed, Bath & Beyond, Inc.’s Current Report on Form 8-K/A dated July 27, 2026.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
August 5, 2026